EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

Company                                            Percent Owned
-------------------------------                    -------------

Summit Bank                                        100% owned by the Company

Medway Securities  Corp.                           100% owned by the Bank.

Franklin Village Security Corp.                    100% owned by the Bank